Exhibit 3.20

Registration No. 538575 10

PROVINCE OF BRITISH COLUMBIA
PARTNERSHIP ACT
(Section 51)

CERTIFICATE OF LIMITED PARTNERSHIP
OF
BERG METALS LIMITED PARTNERSHIP

1.                                      The business name under which the limited partnership is to be conducted:

Berg Metals Limited Partnership (the “Partnership”)

2.                                      The general nature of the business carried on or intended to be carried on:

The business intended to be carried on by the Partnership is, including but not limited to, the exploration, development and operation of mining operations.

3.                                      The full name and address in the Province of the general partner:

Berg General Partner Corp. (the “General Partner”)
#1900 – 355 Burrard Street
Vancouver, British Columbia, V6C 2G8

4.                                      The term for which the limited partnership is to exist:

The Partnership shall continue from date of this certificate of Limited Partnership until the earliest of: (i) the date specified in the notice of resignation given by the General Partner, if the limited partners of the Partnership (the “Limited Partners” and together with the General Partner, the “Partners”) have not appointed a new General Partner prior to such date; (ii) 180 days following the date of a notice of the bankruptcy, liquidation or winding-up (or the commencement of any act or proceeding in connection therewith which is not contested in good faith by the General Partner) of the General Partner is given or by the insolvency of the General Partner or by the appointment of a trustee, receiver or receiver and manager of the affairs of the General Partner or if a mortgagee or other encumbrancer shall take possession of the property or assets of the General Partner, or a substantial part thereof, or if levy or execution or any similar process shall be levied or enforced against the property or assets of the General Partner, if the Limited Partners have not appointed a new General Partner by Ordinary Resolution prior to the expiration of such 180-day period; and (iii) the written agreement of all of the Partners to dissolve the Partnership.

The Partnership shall not be dissolved or terminated by the addition, resignation, removal, death, mental incapacity, insanity, bankruptcy, insolvency or receivership of any Partner or by the dissolution, liquidation or winding up of any Limited Partner.

5.                                      The aggregate amount contributed by all the Limited Partners:

The aggregate amount contributed by all the Limited Partners is $1.00, comprised of property and assets.

6.                                      The aggregate amount of any additional contributions agreed to be made by Limited Partners and the times at which or events on the happening of which the additional contributions are to be made:

The Limited Partners have not agreed to make any additional contributions to the Partnership.

7.                                      The basis on which Limited Partners are to be entitled to share profits or receive other compensation by way of income on their contributions:

The net income or loss for each fiscal year of the Partnership shall be allocated among the Partners and credited (or charged) to their current accounts as follows: (i) 0.001% to the General Partner; and (ii) 99.999% to the Limited Partners.  No interest shall be paid to any Partner on any amount in that Partner’s current account.

8.                                      The times when contributions of Limited Partners are to be returned:

All Partners shall look solely to the assets of the Partnership for the return of their respective contributions to the capital of the Partnership or any other distributions with respect to their interest therein.  If the assets remaining after payment or discharge, or provision for payment or discharge, of the debts and liabilities of the Partnership are insufficient to return the respective contributions to the capital of the Partnership or to make any other distribution to the Partners, no Partner shall have any recourse against the personal assets of any other Partner for that purpose.

9.                                      The right of a Limited Partner to substitute an assignee as contributor in his place, and the terms and conditions of the substitution and the right to admit additional Limited Partners:

A Limited Partner may withdraw from the Partnership only by the assignment of his, her or its interest in the Partnership through use of the proscribed form of Transfer of Interest Agreement.  The withdrawal of a Limited Partner shall not dissolve or terminate the Partnership.

10.                               The right to admit additional Limited Partners:

Persons may become Limited Partners upon: (i) acceptance by the General Partner; and (ii) the General Partner causing the subscriber to be entered on the register of the Partnership as a limited partner and making such filings and recordings as are required by law, and all Limited Partners will be deemed to consent to the admission of a Person as a Limited Partner upon satisfaction of the foregoing.

11.                               The extent to which one or more of the Limited Partners has greater rights than the others:

None of the Limited Partners have greater rights than the others.

12.                               The right of a remaining General Partner to continue the business on the bankruptcy, death, retirement, mental incompetence of dissolution of a general partner:

The General Partner shall be deemed to resign as the General Partner in the event of its bankruptcy, liquidation or winding-up (or the commencement of any act or proceeding in connection therewith which is not contested in good faith by the General Partner) or by the insolvency of the General Partner or by the appointment of a trustee, receiver or receiver and manager of the affairs of the General Partner or if a mortgagee or other encumbrancer shall take possession of the property or assets of the General Partner, or a substantial part thereof, or if levy or execution or any similar process shall be levied or enforced against the property or assets of the General Partner.  Such resignation will be effective upon the earlier of: (i) the day that is 180 days after the Limited Partners are given notice in writing of the occurrence of such event or appointment; and (ii) the admission of a new General Partner.

13.                               The right of a limited partner to demand and receive property other than cash in return for his contribution:

No Limited Partner shall have the right to demand or receive a return of his pro rata share of the capital account in a form other than cash.

14.                               The right of the limited partners or any of them to admit an additional general partner to the partnership or to permit or require a general partner to retire from the partnership.

The General Partner may be removed as the General Partner at any time by a resolution approved by more than 66 2/3% of the votes cast by those Partners who vote, and are entitled to vote, at a meeting of Partners, which shall also admit a new General Partner.  The removal of the General Partner shall be effective upon the admission of the new General Partner.

CERTIFIED to be a true copy this 14th day of September, 2010 by the General Partner.

BERG GENERAL PARTNER CORP.

Per:	/s/
Director

BERG METALS LIMITED PARTNERSHIP

ADDRESS OF REGISTERED OFFICE
(Section 54 Partnership Act, R.S.B.C. 1996 Chapter 348)

The registered office of the above noted Limited Partnership is:

#1900 – 355 Burrard Street,
Vancouver, British Columbia
V6C 2G8